EXHIBIT 99.1
                                                                    ------------

PRESS RELEASE DATED FEBRUARY 13, 2004

Lifeway Foods, Inc.
For Immediate Release


                  Lifeway Foods Announces Its First Stock Split


Morton Grove, IL, February 13, 2004 - Lifeway Foods, Inc. (Nasdaq: LWAY) announced today that on February 12, 2004 its Board of Directors has declared a two-for-one split of its common stock. The stock split will be payable March 8, 2004 to all Lifeway Foods stockholders of record as of February 27, 2004.


As a result of the stock split, shareholders will receive two shares of common stock for every one share held on the record date. Upon completion of the split, the total number of shares of common stock outstanding will increase from approximately 4,218,444 million to approximately 8,436,888 million.


"Given the strength of our stock price, our solid financial performance over the past years and our positive outlook, we are confident that a split will make our stock more attractive and accessible to a wider variety of investors," said Julie Smolyansky, President and Chief Executive Officer of Lifeway Foods. "We have significant opportunities ahead of us, and we will continue to focus on delivering outstanding results and value to our shareholders."


Lifeway, named as Chicago's 28th fastest-growing public firms by Crain's Chicago Business, is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat(TM).


For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010, e-mail at info@lifeway.net, or visit WWW.KEFIR.COM.
                                                        -------------

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More information about these factors and their effects on company performance is contained in filings made by Lifeway Foods, Inc. with the U.S. Securities and Exchange Commission including, but not limited to, the annual report on Form 10-K. Information regarding securities filings made by Lifeway Foods, Inc. may be found by visiting the company's website at www.kefir.com.